Exhibit 99
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                                Value Line, Inc.

For Immediate Release               Company Contact:  Jean B. Buttner, CEO
April 23, 2004                      (212) 907-1500

     Value Line, Inc. (VALU) Announces Special Dividend of $17.50 per Share
                     Payable to Shareholders of Record May 7
                         Business Wire - April 23, 2004

New York, NASDAQ - Value Line, Inc. (VALU) announced its Board had declared today a special dividend in the amount of $17.50 per share on its common stock. The dividend is to be paid on May 19, 2004, to shareholders of record May 7, 2004.

         Jean Bernhard Buttner, Value Line's Chairman and Chief Executive Officer said, "We are pleased to declare a special dividend in the amount of $17.50 per share to all shareholders of record May 7, 2004. The dividend in the total sum of $174,678,000 is payable on May 19. The Company is making this special distribution from its Retained Earnings. Value Line is exceptionally strong financially, with $208,464,000 of Shareholders' Equity as of our last reporting date, January 31, 2004.

         "The purpose of the dividend is to return to all shareholders, in the form of cash, a significant portion of the earnings of the Company from our successful operations over the past number of years, at a time when shareholders can enjoy the present favorable tax rates on dividends. Value Line believes many companies should consider similar pro-active steps to help maximize shareholder returns."

         Value Line is a leading New York based investment publishing and investment management company. The Value Line Investment Survey is the nation's largest independent investment service. The Company also produces and publishes other investment advice in both print and electronic formats. Value Line provides investment management services to the Value Line family of fourteen no-load mutual funds and to institutional and individual portfolios through its asset management division.